CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated February 18, 1997, on our audit of the consolidated financial statements of FX Energy, Inc. and subsidiaries. We also consent to the reference to our firm under the caption "Experts."


COOPERS & LYBRAND, L.L.P.


/s/
Salt Lake City, Utah
May 2, 1997